EXHIBIT (a)(1)(i)

Exar Corporation

OPTION EXCHANGE PROGRAM

OPTION EXCHANGE PROGRAM

Discussion Topics

*Voluntary Option Exchange Program

*Details of offer, including mechanics, benefits and risks

Offer to Exchange

Eligible employees have the opportunity to exchange certain outstanding options for new options to be granted at least 6 months and one day following the cancellation of options tendered and accepted for exchange

Purpose of Offer

*Some outstanding options have exercise prices in excess of current FMV

*If options with higher exercise prices can be exchanged for options with lower exercise prices, then over time the options can potentially have greater value

*We can’t guarantee new options will have lower exercise prices

Who is eligible?

*Regular, full-time, US-resident employees of Exar (except for members of the Board, executive officers, and other employees subject to Section 16)

*In order to receive a new option grant, you must remain a regular, full-time, US-resident employee of Exar until the new options are granted

What options are eligible?

*All outstanding options priced $26.00 per share or above

*No picking and choosing among eligible options – you must exchange all or none

*This includes any outstanding, unexercised portion of an eligible option

*If you choose to participate, you must tender any option granted to you since February 27, 2003

Mechanics

Offering Period

*Offering period begins August 27, 2003

*Offering period set to end September 25, 2003 at 5:00 PM Pacific Time

*Exar has the authority to extend the offer period

Election Form

*If you wish to participate, complete the election form and return to Gene Robles via fax or hand delivery

*Must be submitted before 5:00 PM Pacific Time on September 25, 2003

*No late election forms will be accepted

Withdrawal Rights

*If you complete and return the election form to tender options, you have the ability to withdraw acceptance of offer as to all tendered options

*Can re-tender options by submitting a new election form prior to termination of offering period 5:00 PM Pacific Time, September 25, 2003

Terms of New Options

Stock Option Plan

*All new options will be granted under the 2000 Plan

*All new options granted will be subject to new option agreement

*All new options will be non-qualified stock options

New Option Exercise Price

*Exercise price of new option will equal the Fair Market Value (FMV) of the Exar Corporation common stock on date of new option grant (at least 6 mo + 1 day following cancellation – expected to be March 29, 2004)

*FMV determined to be the lesser of :

*(a) Closing selling price, or

*(b) Mean of highest and lowest selling price

Exchange Ratios

Number of shares subject to new option will be:

Old Option Exercise Price	Old	New
$26.00 through $50.00	2	1
$50.01 and above	4	1

Note: Options granted on or after 2/27/03—1:1 exchange ratio

Vesting of New Option

*Vesting schedule will be different than the cancelled options

*Generally, cancelled options vest 25% per year for four years

*New options vest as follows:

Old Options	New Options
Vested on 9/26/03	Vest 9 months from grant (12/29/04)

Unvested on 9/26/03	50% vest one year from grant (3/29/05)
50% vest second year from grant (3/29/06)

Term of New Options

*New options will have a 5-year term from date of grant of new options

Additional Terms

*The option exchange documents which have been distributed to you contain the remaining terms and details. Please read the option exchange documents carefully before deciding whether to participate in the offer

Certain Risks Associated with Offer to Exchange

Increase in FMV

*There’s no guarantee that FMV on the date of new grant will be lower than the exercise price of cancelled options

Termination

*You must be continuously employed as a regular, full-time, US resident employee of Exar through the grant date of the new options, expected to be March 29, 2004

*Employment is “at-will”

Old Option Gone

*Once cancelled, you no longer have any rights in old, cancelled options

*Thus, if you are terminated or no longer eligible to receive the new option, you will not receive benefit of your cancelled options

No Option Grants

*No option grants during 6 month waiting period

*Participating employees will not be able to apply a portion of base salary to acquisition of stock options during calendar year 2004

Change of Control

*Exar’s obligation to grant new option will be assumed by any acquiring company

*Acquiror will make grant instead of Exar with proper adjustments

*Your employment could be terminated in connection with transaction

Financing/Strategic Transaction

*Any financing, strategic transaction, reorganization, change in ownership, etc. can cause the FMV to increase (or decrease)

Other Risks

*The option exchange documents which have been distributed to you contain additional risks. Please read the option exchange documents carefully before deciding whether to participate in the offer.

Tax Considerations

Tax Effects of Exchange

*The new option will be non-qualified, even if the exchanged, cancelled options were incentive stock options.

*No tax on date of grant

*Tax at exercise, tax at sale – same tax treatment as with regular non-qualified stock options

Investment Decision

No Recommendation

*While the Board has approved the option exchange, neither it nor Exar, nor any member of management makes a recommendation as to whether to participate

*Please read the option exchange documents and review with your advisors

Key Dates

*Commencement of Offer:

  August 27, 2003

*Due Date of Election/Withdrawal Forms:

  September 25, 2003 (5:00 PM Pacific Time)

*Expected New Grant Date:

  March 29, 2004

*For additional information or assistance, you should contact:

*Gene Robles

Phone: 510-668-7075

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